Exhibit 99.01

Press Release
www.shire.com

Shire Provides Update on US Biologics License Application Filing for REPLAGAL® (agalsidase alfa)

Lexington, Massachusetts, US – March 14, 2012 – Shire plc (LSE: SHP, NASDAQ: SHPGY), the global specialty biopharmaceutical company, announced today that it has withdrawn its Biologics License Application (BLA) for REPLAGAL® (agalsidase alfa) with the US Food and Drug Administration (FDA).

Shire has been in ongoing dialogue with the FDA since the supply shortage of the only US approved treatment for Fabry disease. In 2009, and again in 2011, the FDA encouraged Shire to submit an application for the approval of REPLAGAL. The information in the application included relevant updates such as manufacturing and open long-term clinical trial data. These discussions led the Company to file a BLA last November in anticipation of a quick review process and eventual approval - allowing Shire to supply more US patients with a therapy they desperately needed at the time.

Recent interactions with the FDA have led the Company to believe that the agency will require additional controlled trials for approval. No concerns over the product’s safety profile were raised by the FDA. Shire has concluded that the likely additional studies would cause a significant delay, and an approval of REPLAGAL for US patients would only be possible in the distant future. Shire has therefore decided to withdraw its BLA.

“Shire has had a close partnership with the global Fabry patient community for over 10 years, and we are extremely disappointed that we feel compelled to make this decision,” said Sylvie Grégoire, President, Shire HGT.

REPLAGAL has been approved in the European Union for over 10 years and is marketed in 46 countries around the world, treating over 70% of the Fabry patient population worldwide.  Over 1000 patients have switched to REPLAGAL since the beginning of the supply shortage in mid-2009. Shire has been providing REPLAGAL free of charge to around 140 US patients – about 20% of the treated US patients - through treatment access programs. Today’s decision by Shire does not have any impact on the treatment of REPLAGAL patients outside the US.

This information does not have any impact on Shire’s 2012 financial guidance.

For further information please contact:

Investor Relations
Eric Rojas	erojas@shire.com	+1 781 482 0999
Sarah Elton-Farr	seltonfarr@shire.com	+44 1256 894157

Media
Jessica Mann (Corporate)	jmann@shire.com	+44 1256 894 280
Jessica Cotrone (HGT)	jcotrone@shire.com	+1 781 482 9538

Registered in Jersey, No. 99854, 22 Grenville Street, St Helier, Jersey JE4 8PX

Notes to editors

About REPLAGAL (agalsidase alfa)
REPLAGAL is a human form of enzyme alpha-galactosidase A (α-Gal A) manufactured in a human cell line by gene activation. 2011 marked the 15th year of clinical experience with REPLAGAL, which is now approved in 46 countries worldwide. REPLAGAL is not currently approved for commercial sale in the U.S.

REPLAGAL is the only human-cell-line-derived form of enzyme replacement therapy that is indicated for the long-term treatment of patients with a confirmed diagnosis of Fabry disease (α-Gal A deficiency).

REPLAGAL Important Safety Information
The most serious adverse reactions seen with REPLAGAL were hypersensitivity reactions. Infusion-related reactions were the most commonly observed adverse reactions in patients treated with REPLAGAL in clinical studies. Most side effects are mild to moderate and include headache, tingling, numbness, tremors, fatigue, change in temperature sensation, increased blood pressure, upset stomach, diarrhea, coughing, sore throat, difficulty sleeping, change in the taste of food, change in smell, difficulty speaking, acne, dry skin and eye problems. About 1 out of 10 patients may have a reaction during or shortly after infusion of REPLAGAL. These effects include chills and facial flushing (warmth and redness).

As with all therapeutic proteins, there is a potential for immunogenicity. IgG antibodies appeared to develop following approximately 3 to 12 months of treatment. After 12 to 54 months of therapy, 17% of REPLAGAL treated patients were antibody positive whereas 7% showed evidence for the development of immunologic tolerance, based on the disappearance of IgG antibodies over time. No IgE antibodies have been detected in any patient receiving REPLAGAL.

REPLAGAL is not available in all countries and prescribing information may differ between countries.  Please consult your local prescribing information.

SHIRE PLC

Shire’s strategic goal is to become the leading specialty biopharmaceutical company that focuses on meeting the needs of the specialist physician.  Shire focuses its business on attention deficit hyperactivity disorder, human genetic therapies, gastrointestinal diseases and regenerative medicine as well as opportunities in other therapeutic areas to the extent they arise through acquisitions.  Shire’s in-licensing, merger and acquisition efforts are focused on products in specialist markets with strong intellectual property protection and global rights.  Shire believes that a carefully selected and balanced portfolio of products with strategically aligned and relatively small-scale sales forces will deliver strong results.

For further information on Shire, please visit the Company’s website: www.shire.com.

"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Statements included herein that are not historical facts are forward-looking statements. Such forward-looking statements involve a number of risks and uncertainties and are subject to change at any time. In the event such risks or uncertainties materialize, the Company’s results could be materially adversely affected. The risks and uncertainties include, but are not limited to, risks associated with: the inherent uncertainty of research, development, approval, reimbursement, manufacturing and commercialization of the Company’s Specialty Pharmaceuticals, Human Genetic Therapies and Regenerative Medicine products, as well as the ability to secure new products for commercialization and/or development; government regulation of the Company’s products; the Company’s ability to manufacture its products in sufficient quantities to meet demand; the impact of competitive therapies on the Company’s products; the Company’s ability to register, maintain and enforce patents and other intellectual property rights relating to its products; the Company’s ability to obtain and maintain government and other third-party reimbursement for its products; and other risks and uncertainties detailed from time to time in the Company’s filings with the Securities and Exchange Commission.